Exhibit 99.1
Nevada Power to End Participation in Mohave Generating Station
LAS VEGAS, June 19 /PRNewswire/ — Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), today said it has been notified by Southern California Edison, the operator of the closed Mohave Generating Station in Laughlin, Nevada, that it will no longer participate in efforts to return the plant to service.
As a result, Nevada Power, which holds a 14% interest in the plant, announced that it is not economically feasible to continue its own participation in the project.
Roberto Denis, senior vice president, energy supply for Sierra Pacific Resources, said, “Our position for many months has been that we would favor restarting the Mohave facility only on the condition that proper environmental requirements can be met at costs that make economic sense. After many extensive discussions with all parties concerned, it has become clear to us that the economic conditions most certainly cannot be resolved any time in the foreseeable future. In the best interests of the customers we serve as well as our company and its shareholders, we therefore have made this decision to end our participation.”
The company said it will cooperate with Southern California Edison and other participants to jointly develop a plan for the plant’s future. As in the past, the company said it will refer details related to the plant’s operations and future plans to Southern California Edison.
Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. The company provides electricity to approximately 774,000 residential and business customers.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, whether NPC will be able to recover costs associated with shut down of the Mohave generating facility in future regulatory filings with the Public Utility Commission of Nevada, litigation concerning future obligations and expenses related to the Mohave generating station, and environmental liabilities associated with the decommissioning and disposal of the plant. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of

Nevada Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
SOURCE Nevada Power Company
CONTACT:
Media,
Sonya Headen,
+1-702-367-5222,
or Analysts,
Britta Carlson,
+1-702-367-5624, both of Sierra Pacific Resources.
(SRP)